EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Telik, Inc.

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES PROPOSED EQUITY OFFERING

Palo Alto, CA, October 29, 2003 – Telik, Inc. (Nasdaq: TELK) announced plans to offer 6,000,000 shares of common stock in an underwritten public offering under its existing shelf registration statement. Five million of the shares are expected to be offered by the company, and 1,000,000 shares are expected to be offered by a corporate selling stockholder. In addition, the underwriters will have an option to purchase from the company up to an additional 900,000 shares to cover over-allotments, if any.

UBS Investment Bank is acting as the sole book-running manager on this offering. Lehman Brothers, Bear, Stearns & Co. Inc., Needham & Company, Inc., Lazard and Fortis Securities Inc. are acting as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. This offering of the shares of common stock may be made only by means of a prospectus, copies of which can be obtained from UBS Investment Bank, ECMG Syndicate, 299 Park Avenue, New York, NY 10171.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidates are for the treatment of cancer and diabetes.

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